Exhibit 16.1

Deloitte & Touche LLP
Suite 1900
701 “B” Street
San Diego, CA 92101-8198
USA

Tel: +1 619 232 6500
Fax: +1 619 237 1755
www.deloitte.com
June 6, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Vical Incorporated’s Form 8-K dated June 2, 2006, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph and in the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph and in the fifth paragraph.

Yours truly,

Member of Deloitte Touche Tohmatsu